Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Orchid BioSciences

(609) 750-2221

Tracy J. Henrikson

Director, Corporate Communications

ORCHID BIOSCIENCES APPOINTS MICHAEL E. SPICER

CHIEF FINANCIAL OFFICER

PRINCETON, N.J., July 7, 2003 — Orchid BioSciences, Inc. (Nasdaq: ORCH) today announced the appointment of Michael E. Spicer as chief financial officer. Mr. Spicer succeeds Andrew P. Savadelis, who is leaving to pursue other professional opportunities.

“With Mike’s extensive financial and operational experience, particularly his deep knowledge of Orchid’s business gained through his current responsibilities and in his previous role as CFO of Lifecodes, he is well qualified for this position as we continue our efforts to grow our business as a leader in DNA testing,” said Paul J. Kelly, M.D., chief executive officer of Orchid. “Andrew made an important contribution to the company’s restructuring initiatives over the last year including the completion of our recent financing, and we wish him success in his new endeavors.”

Mr. Spicer, age 49, joined Orchid as vice president of finance following the company’s acquisition of Lifecodes Corporation in December 2001. At Lifecodes, he served as vice president, chief financial officer, treasurer and secretary from 1998 until it was acquired by Orchid. Mr. Spicer’s prior experience includes more than 20 years of finance and accounting experience at White River Corporation, The Chinet Company, Kraft General Foods and Deloitte & Touche. He received an undergraduate degree in accounting from the University of Virginia and an MBA from Harvard Business School, and is a Certified Public Accountant.

About Orchid BioSciences

Orchid BioSciences is the leading provider of services and products for profiling genetic uniqueness. Orchid’s interlocking strategic business units address distinctive markets that together represent a unique balance of established, predictable growth, such as forensic and paternity DNA testing, and large upside potential, like pharmacogenetics-based personalized healthcare. All leverage Orchid’s network of accredited genotyping laboratories, its leading technologies and its expertise in genetic analysis. Orchid provides identity genomics testing for forensics and paternity through Orchid Cellmark and Orchid GeneScreen, and also provides public health genotyping services. Orchid GeneShield is developing pharmacogenetics-based programs designed to accelerate the adoption of personalized healthcare. More information on Orchid can be found at www.orchid.com.